EXHIBIT 99.1

Investor Relations Chris Allen 651-681-4810 IR@suncountry.com

SUN COUNTRY AIRLINES ANNOUNCES APPOINTMENT OF MARION BLAKEY TO BOARD OF DIRECTORS

MINNEAPOLIS, December 20, 2021 – Sun Country Airlines (NASDAQ: SNCY) today announced the appointment of Marion C. Blakey to its board of directors, effective December 17, 2021.

“I am honored to introduce Marion Blakey as our newest board member,” said board chair David Siegel. “Marion is a proven leader and represents the highest level of expertise and leadership in our industry. I am confident in the diverse representation of backgrounds, perspectives and insight on our board and Marion is no exception.”

Ms. Blakey currently serves as a non-executive director for several corporations and organizations, having retired from Rolls-Royce North America Inc. in 2018 as President and Chief Executive Officer. Prior to joining Rolls-Royce, Blakey served as President and Chief Executive Officer of the Aerospace Industries Association for eight years. From 2002 to 2007, Blakey was Administrator of the Federal Aviation Administration. Prior to 2002, she held several senior positions including Chairman of the National Transportation Safety Board and Administrator of the U.S. Department of Transportation’s National Highway Traffic Safety Administration, as well as ran her own consulting firm focusing on transportation and infrastructure issues.

“I am pleased to welcome Marion to our board of directors,” said Sun Country Airlines CEO Jude Bricker. “Marion’s extensive background in aerospace and government brings a valuable perspective to our board. We are thrilled to welcome another leading voice and experienced partner as we continue to evolve as a leading hybrid low-cost air carrier.”

Ms. Blakey has received numerous honorary degrees and awards including the National Aeronautic Association’s 2011 Henderson Trophy, Aviation Week & Space Technology’s 2013 Laureate Award, and the National Aeronautic Association’s 2013 Wright Brothers Memorial Trophy, and most recently, the Carol B. Hallett Award from the U.S. Chamber of Commerce and the L. Welch Pogue Award from Aviation Week & Space Technology and the International Aviation Club. Blakey’s board experience is vast, and includes recent roles serving on the board of Alaska Airlines Group and NASA’s National Advisory Council.

Blakey graduated from Mary Washington College of the University of Virginia before continuing graduate work at Johns Hopkins University, School of Advanced International Studies.

About Sun Country

Sun Country Airlines is a new breed of hybrid low-cost air carrier that dynamically deploys shared resources across our synergistic scheduled service, charter and cargo businesses. Based in Minnesota, we focus on serving leisure and visiting friends and relatives (“VFR”) passengers and charter customers and providing CMI service to Amazon, with flights throughout the United States and to destinations in Mexico, Central America, Canada, and the Caribbean.

For photos, b-roll and additional company information, visit www.suncountryview.com/newsroom/multimedia/.

###